EXHIBIT 99.1

Flushing Financial Corporation Reports Record GAAP Net Income of $1.59 Per Diluted Common Share and Record Loan Growth due to Record Loan Originations and Purchases for 2015

Full Year 2015

  GAAP diluted earnings per common share were $1.59, an increase of $0.11, or 7.4%, from the year ended December 31, 2014.
  GAAP return on average equity increased to 9.9% from 9.8% for the year ended December 31, 2014 while GAAP return on average assets was 0.9% for December 31, 2015 and 2014.
  Core diluted earnings per common share, a non-GAAP measure, were $1.49, a decrease of $0.09, or 5.7%, from the year ended December 31, 2014.
  Core return on average assets and core return on average equity, both non-GAAP measures, decreased to 0.8% and 9.3%, respectively, from 1.0% and 10.4%, respectively, for the year ended December 31, 2014.
  Record loan originations and purchases totaling $1,233.5 million for the year ended December 31, 2015.
  Loans, net were $4.4 billion, a record increase of $581.2 million, or 15.4%, from December 31, 2014.
  Credit quality continues to improve as non-accrual loans totaled $22.8 million at December 31, 2015, an improvement of $9.1 million, or 28.5%, from December 31, 2014, and were at its lowest level since September 30, 2008.
  The net interest margin was 3.04% for the year ended December 31, 2015, a decrease of seven basis points from the year ended December 31, 2014.
  Record net interest income of $154.4 million for the year ended December 31, 2015.
  Net charge-offs for the year ended December 31, 2015 were $2.6 million, or six basis points of average loans.
  The provision for loan losses was a benefit of $1.0 million for the year ended December 31, 2015, compared to a benefit of $6.0 million recorded for the year ended December 31, 2014.

Fourth Quarter 2015

  Core diluted earnings per common share, a non-GAAP measure, were $0.42, an increase of $0.02, or 5.0%, from the trailing quarter.
  Core return on average assets, a non-GAAP measure, was 0.9% for the three months ended December 31, 2015 and September 30, 2015, while core return on average equity, a non-GAAP measure, increased to 10.3% from 10.0% for the trailing quarter.
  GAAP diluted earnings per common share were $0.40, an increase of $0.02, or 5.3%, from the trailing quarter.
  GAAP return on average equity increased to 9.9% from 9.5% for the trailing quarter, while GAAP return on average assets remained unchanged at 0.8%.
  Record loan originations and purchases totaling $395.6 million for the three months ended December 31, 2015.
  Loan portfolio grew $188.5 million, an annualized rate of 18.0%, in the three months ended December 31, 2015.
  Credit quality continues to improve as non-accrual loans totaled $22.8 million at December 31, 2015, an improvement of $3.5 million, or 13.3%, from the trailing quarter.
  The net interest margin was 2.98% for the three months ended December 31, 2015, a decrease of seven basis points from the trailing quarter.
  Record net interest income totaled $39.4 million for the three months ended December 31, 2015.
  Net charge-offs for the three months ended December 31, 2015 were $2.1 million, or 20 basis points of average loans.
  The provision for loan losses was $0.7 million for the three months ended December 31, 2015, compared to a benefit of $0.4 million recorded for the trailing quarter.

UNIONDALE, N.Y., Jan. 26, 2016 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the “Company”) (Nasdaq:FFIC), the parent holding company for Flushing Bank (the “Bank”), today announced its financial results for the three and twelve months ended December 31, 2015.

John R. Buran, President and Chief Executive Officer, stated: “We are pleased to report another quarter of record loan originations and purchases, strong deposit growth and continued improvements in credit quality. The robust growth supports our already strong balance sheet as we maintained our prudent underwriting standards. The balance sheet growth allowed us to achieve full year record GAAP earnings per diluted common share and net interest income. In growing our balance sheet we continue to focus on adding adjustable rate interest-earning assets to ensure we are well positioned for future rate increases.

“During the current quarter, record loan originations and purchases totaled $395.6 million, 91.5% of which were multi-family residential, commercial real estate and commercial business loans.  We continued our focus on the origination and purchases of commercial real estate loans due to the higher yields and commercial business loans due to the adjustable rates.  We continue to position the balance sheet to hold a larger percentage of assets which will re-price as rates rise.   The weighted average yield on loan originations and purchases were 3.68%, 3.56% and 3.54% for the quarters ended December 31, 2015, September 30, 2015 and December 31, 2014, respectively. We continue to see demand for our loan products as the loan pipeline remains strong totaling $330.5 million at December 31, 2015.

“Credit quality continued to improve as non-accrual loans decreased $3.5 million, or 13.3%, to $22.8 million at December 31, 2015 from $26.3 million at September 30, 2015.  Classified assets decreased by $1.4 million, or 3.0%, to $43.9 million at December 31, 2015 from $45.2 million at September 30, 2015.  Classified loans are now at their lowest level since December 2008.  During the current quarter we recorded a provision of $0.7 million due to the quarterly analysis of the adequacy of the allowance for loan losses indicating that an increase was warranted to maintain an appropriate level of reserves. During the three months ended December 31, 2015, net charge-offs totaled $2.1 million, primarily as a result of the charge-off of two business loans which were deemed unrecoverable. We continued our practice of obtaining updated appraisals and recorded charge-offs based on these current values. This process has ensured that we have kept pace with changing values in the real estate market. The current average loan-to-value for non-performing loans collateralized by real estate was 41.4% at December 31, 2015.

“Core diluted earnings per common share were $0.42 for the fourth quarter of 2015, which was an increase of $0.02 from the trailing quarter. During the fourth quarter the provision for loan losses increased $1.0 million to a provision of $0.7 million from a benefit of $0.4 million recorded in the trailing quarter. The increase in provision was more than offset by the impact of a change in New York City tax law which reduced our New York City tax liability. The effect of this tax change reduced the current quarter’s effective tax rate to 32.3% from 38.0% for the trailing quarter and contributed to reducing the full year effective tax rate to 36.6%.

 “Our net interest margin for the fourth quarter of 2015 was 2.98%, a decrease of seven basis points from the trailing quarter.   The decrease in the net interest margin was primarily the result of the trailing quarter having an elevated level of prepayment penalty income and interest recovered from non-accrual loans.  Absent these two items in both periods, the net interest margin would have decreased by one basis point to 2.84% for the fourth quarter of 2015 from 2.85% for the third quarter of 2015.”

December 31, 2015, the Bank was considered to be well-capitalized under all regulatory requirements, with Tier 1 leverage, Common Equity Tier 1, Tier 1 Risk-based, and Total Risk-based capital ratios of 8.89%, 12.62%, 12.62% and 13.17%, respectively. The Company also is subject to the same regulatory requirements.  At December 31, 2015, the Company’s capital ratios for Tier 1 leverage, Common Equity Tier 1, Tier 1 Risk-based, and Total Risk-based capital ratios were 8.84%, 11.83%, 12.55% and 13.10%, respectively.

Core earnings, a non-GAAP measure, excludes the effects of net gains from sale of buildings, net gains and losses from fair value adjustments, net gains from the sale of securities and penalties from the prepayment of long-term borrowings. Core earnings were $12.2 million for the three months ended December 31, 2015, a decrease of $0.8 million, or 6.3%, from $13.0 million in the comparable prior year period. Core diluted earnings per common share were $0.42 for the three months ended December 31, 2015, a decrease of $0.02, or 4.5%, from the comparable prior year period.

Core earnings were $43.4 million for the twelve months ended December 31, 2015, a decrease of $3.6 million, or 7.6%, from $47.0 million in the comparable prior year period. Core diluted earnings per common share were $1.49 for the twelve months ended December 31, 2015, a decrease of $0.09, or 5.7%, from the comparable prior year period.

For a reconciliation of core earnings and core diluted earnings per common share to accounting principles generally accepted in the United States (“GAAP”) net income and GAAP diluted earnings per common share, please refer to the tables in the section titled “Reconciliation of GAAP Earnings and Core Earnings.”

Earnings Summary - Three Months Ended December 31, 2015

Net income for the three months ended December 31, 2015 was $11.6 million, an increase of $0.6 million, or 5.2%, compared to $11.1 million for the three months ended December 31, 2014.  Diluted earnings per common share were $0.40 for the three months ended December 31, 2015, an increase of $0.02, or 5.3%, from $0.38 for the three months ended December 31, 2014.

Return on average equity increased to 9.9% for the three months ended December 31, 2015 from 9.7% for the three months ended December 31, 2014. Return on average assets decreased to 0.8% for the three months ended December 31, 2015 from 0.9% for the three months ended December 31, 2014.

For the three months ended December 31, 2015, net interest income was $39.4 million, an increase of $2.3 million, or 6.2%, from $37.1 million for the three months ended December 31, 2014. The increase in net interest income was primarily due to an increase of $624.1 million in the average balance of interest-earning assets to $5,285.0 million for the three months ended December 31, 2015 from $4,660.9 million for the comparable prior year period. The yield earned on interest-earning assets decreased 25 basis points to 3.97% for the quarter ended December 31, 2015 from 4.22% for the comparable prior year period. The cost of interest-bearing liabilities decreased five basis points to 1.10% for the three months ended December 31, 2015 as compared to 1.15% for the quarter ended December 31, 2014. The effects of the above on both the net interest spread and net interest margin was a decrease of 20 basis points to 2.87% and a decrease of 21 basis points to 2.98%, respectively, for the quarter ended December 31, 2015, compared to the quarter ended December 31, 2014. Included in net interest income was prepayment penalty income from loans and securities for the three months ended December 31, 2015 and 2014 totaling $1.7 million and $1.8 million, respectively, along with recovered interest from non-accrual loans totaling $0.2 million and $0.4 million, respectively. Without the prepayment penalty income and recovered interest, the net interest margin for the three months ended December 31, 2015 would have been 2.84%, a decrease of 15 basis points, as compared to 2.99% for the three months ended December 31, 2014.

The decline in the yield on interest-earning assets of 25 basis points was primarily due to a 39 basis point reduction in the yield of the loan portfolio to 4.34% for the three months ended December 31, 2015 from 4.73% for the three months ended December 31, 2014. The yield on interest-earning assets was positively impacted by an increase of $589.2 million in the average balance of higher yielding total loans, net to $4,230.0 million for the three months ended December 31, 2015 from $3,640.8 million for the comparable prior year period. Additionally, the yield on the securities portfolio increased 12 basis points to 2.63% for three months ended December 31, 2015, from 2.51% for the comparable prior year period. The 39 basis point decrease in the yield on the loan portfolio was primarily due to the decline in the rates earned on new loan originations and purchases, as compared to the existing portfolio, existing loans modifying to lower rates, and higher yielding loans prepaying. The 12 basis point increase in the yield on the securities portfolio was primarily due to the current year including $318.7 million in purchases at an average yield of 2.89% combined with sales totaling $163.0 million at an average yield of 2.32%. Additionally, the yield on securities was aided by prepayment penalty income of $0.1 million for the three months ended December 31, 2015, whereas no prepayment penalty income had been received on securities in the comparable prior year period. Excluding prepayment penalty income from loans and securities, the yield on total loans, net, would have decreased 34 basis points to 4.19% for the three months ended December 31, 2015 from 4.53% for the three months ended December 31, 2014, while the yield on total securities would have increased eight basis points to 2.59% for the three months ended December 31, 2015 from 2.51% for the three months ended December 31, 2014.

The decline in the cost of interest-bearing liabilities of five basis points was primarily due to decreases of 18 basis points and 12 basis points in the cost of certificates of deposit and borrowed funds, respectively. The decrease in the cost of certificates of deposit and borrowed funds was primarily due to maturing issuances being replaced at lower rates. These decreases were partially offset by increases of 15 basis points, nine basis points, and five basis points in the cost of money market, savings and NOW accounts, respectively, for the three months ended December 31, 2015 from the comparable prior year period. The cost of money market accounts increased primarily due to our shifting Government NOW deposits to a money market product which does not require us to provide collateral, allowing us to invest these funds in higher yielding assets. The cost of savings accounts increased as we increased the rate we pay on some of our savings products to attract additional deposits. The cost of NOW accounts increased primarily due to an increase in the rate we pay on our premium checking product. Additionally, the cost of interest-bearing liabilities was negatively affected by increases of $197.4 million and $100.0 million in the average balance of higher costing borrowed funds and certificates of deposit, respectively, during the three months ended December 31, 2015, which was partially offset by an increase of $280.1 million in the average balance of lower costing core deposits during the three months ended December 31, 2015 to $2,131.6 million from $1,851.5 million for the comparable prior year period.

The net interest margin for the three months ended December 31, 2015 was 2.98%, a decrease of seven basis points from 3.05% for the three months ended September 30, 2015. The yield on interest-earning assets decreased six basis points during the three months ended December 31, 2015 to 3.97%, while the cost of interest-bearing liabilities increased one basis point to 1.10% from the three months ended September 30, 2015. The yield on total loans decreased 11 basis points to 4.34% for the three months ended December 31, 2015 from 4.45% for the three months ended September 30, 2015, while the yield on total securities decreased one basis point to 2.63% for the three months ended December 31, 2015 from 2.64% for the three months ended September 30, 2015. The three months ended December 31, 2015 included $0.2 million in recovered interest collected from non-accrual loans compared to $0.4 million recorded during the three months ended September 30, 2015. Excluding the recovered interest collected from non-accrual loans, the net interest margin would have decreased five basis points to 2.97% for the three months ended December 31, 2015 from 3.02% for the three months ended September 30, 2015. Further, excluding prepayment penalty income from loans and securities totaling $1.7 million and $2.2 million recorded during the three months ended December 31, 2015 and September 30, 2015, respectively, the net interest margin decreased one basis point to 2.84% for the three months ended December 31, 2015 from 2.85% for the three months ended September 30, 2015.

The provision for loan losses for the three months ended December 31, 2015 was $0.7 million, an increase of $3.9 million, from a benefit of $3.2 million recorded during the comparable prior year period. The provision recorded during the three months ended December 31, 2015 was primarily due to the quarterly analysis of the adequacy of the allowance for loan losses indicating that an increase was warranted to maintain an appropriate level of reserves. During the three months ended December 31, 2015, net charge-offs totaled $2.1 million, primarily as a result of two business loans which the Bank deemed unrecoverable. Although the fourth quarter’s charge-offs were greater than we have seen in over two years, we continue to see improvement in credit conditions. Additionally, the qualitative factors used in the calculation of the allowance for loan losses were adjusted during the three months ended December 31, 2015, resulting in a positive impact. During the three months ended December 31, 2015, non-accrual loans decreased $3.5 million to $22.8 million from $26.3 million at September 30, 2015. The current average loan-to-value ratio for our non-performing loans collateralized by real estate was 41.4% at December 31, 2015. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. The Bank continues to maintain conservative underwriting standards. We anticipate that we will continue to see low loss content in our loan portfolio. As a result of the quarterly analysis of the allowance for loans losses, an increase in the allowance was deemed necessary and, as such, the Company recorded a provision of $0.7 million for the three months ended December 31, 2015.

Non-interest income for the three months ended December 31, 2015 was $2.1 million, an increase of $2.7 million from a loss of $0.6 million for the three months ended December 31, 2014. The increase in non-interest income was primarily due to a net loss from the sale of securities of $2.3 million for the three months ended December 31, 2014.

Non-interest expense was $23.8 million for the three months ended December 31, 2015, an increase of $2.1 million, or 9.9%, from $21.7 million for the three months ended December 31, 2014. The increase in non-interest expense was primarily due to increases of $0.6 million in other operating expense, primarily due to $0.4 million in document scanning costs and $0.2 million for temporary staffing, $0.4 million in each of occupancy and equipment, professional services and depreciation and amortization expense, and $0.3 million in each of salaries and benefits expense and FDIC insurance premiums. The increases in occupancy and equipment and depreciation and amortization were primarily due to the opening of two new branches along with the move to and consolidation of staff at our new larger corporate headquarters in 2015. The increase in professional services was primarily due to increased costs to enhance our compliance programs. The increase in salaries and benefits was primarily due to increased staffing for risk/compliance and retail departments, and the increase in FDIC insurance premiums was primarily due to the growth of the Bank. These increases were partially offset by a decrease of $0.2 million in other real estate owned/foreclosure expenses. The efficiency ratio increased to 56.0% for the three months ended December 31, 2015 from 54.1% for the three months ended December 31, 2014, primarily due to the increased expenses discussed above.

The provision for income taxes for the three months ended December 31, 2015 was $5.4 million, a decrease of $1.5 million, or 22.2%, from $7.0 million for the comparable prior year period. The decrease was primarily due to a reduction in the effective tax rate to 31.9% for the three months ended December 31, 2015 from 38.7% in the comparable prior year period and a decrease of $1.0 million in income before income taxes. The decrease in the effective tax rate reflects the impact of a change in New York City tax law enacted in 2015, which based on the Company’s lending mix and certain other factors, reduced our New York City tax liability.  Additionally, the decrease in the effective tax rate reflects the greater impact that preferential tax items had on the Company’s tax liability during the three months ended December 31, 2015 compared to the three months ended December 31, 2014.

Earnings Summary - Twelve Months Ended December 31, 2015

Net income for the twelve months ended December 31, 2015 was $46.2 million, an increase of $2.0 million, or 4.5%, compared to $44.2 million for the twelve months ended December 31, 2014. Diluted earnings per common share were $1.59 for the twelve months ended December 31, 2015, an increase of $0.11, or 7.4%, from $1.48 for the twelve months ended December 31, 2014.

Return on average equity increased to 9.9% for the twelve months ended December 31, 2015, from 9.8% for the twelve months ended December 31, 2014. Return on average assets was 0.9% for both the twelve months ended December 31, 2015 and 2014.

For the twelve months ended December 31, 2015, net interest income was $154.4 million, an increase of $12.0 million, or 8.5%, from $142.4 million for the twelve months ended December 31, 2014. The increase in net interest income was due to the growth of net interest-earning assets, an increase in prepayment penalty income and the absence of a $5.2 million prepayment penalty recorded on borrowings in the comparable prior year period as a result of a balance sheet deleveraging.

Excluding the $5.2 million prepayment penalty on borrowings during the twelve months ended December 31, 2014, net interest income would have increased $6.8 million, or 4.6% to $154.4 million from $147.6 million for the twelve months ended December 31, 2014. Average interest-earning assets increased $500.5 million to $5,084.2 million for the twelve months ended December 31, 2015 from $4,583.7 million for the comparable prior year period while the yield earned on interest-earning assets decreased 28 basis points to 4.02% for the twelve months ended December 31, 2015 from 4.30% for the comparable prior year period. Absent the prepayment penalty on borrowings, the cost of interest-bearing liabilities would have decreased 12 basis points to 1.08% for the twelve months ended December 31, 2015 as compared to 1.20% for the twelve months ended December 31, 2014. The effects of the above on both the net interest spread and net interest margin was a decrease of 16 basis points to 2.94% and a decrease of 18 basis points to 3.04%, respectively, for the twelve months ended December 31, 2015, compared to the twelve months ended December 31, 2014. Included in net interest income was prepayment penalty income from loans and securities for the twelve months ended December 31, 2015 and 2014 totaling $6.6 million and $5.9 million, respectively, along with recovered interest from non-accrual loans totaling $1.4 million in each respective year period. Excluding the prepayment penalty income, recovered interest and prepayment penalty on borrowings, the net interest margin for the twelve months ended December 31, 2015 would have been 2.88%, a decrease of 18 basis points, as compared to 3.06% for the twelve months ended December 31, 2014.

The decline in the yield on interest-earning assets of 28 basis points was primarily due to a 41 basis point reduction in the yield of the loan portfolio to 4.43% for the twelve months ended December 31, 2015 from 4.84% for the twelve months ended December 31, 2014, combined with a seven basis point decline in the yield on total securities to 2.55% for the twelve months ended December 31, 2015 from 2.62% for the comparable prior year period. The yield on interest-earning assets was positively impacted by an increase of $511.6 million in the average balance of higher yielding total loans, net to $4,033.5 million for the twelve months ended December 31, 2015 from $3,521.9 million for the comparable prior year period and a decrease of $27.7 million in the average balance of the lower yielding total securities portfolio to $992.3 million for the twelve months ended December 31, 2015 from $1,020.0 million for the comparable prior year period. The 41 basis point decrease in the yield on the loan portfolio was primarily due to the decline in the rates earned on new loan originations and purchases, as compared to the existing portfolio, existing loans modifying to lower rates, and higher yielding loans prepaying. The seven basis point decrease in the yield on the securities portfolio was primarily due to the purchase of new securities at lower yields than the existing portfolio. Excluding prepayment penalty income from loans and securities, the yield on total loans, net, would have decreased 40 basis points to 4.27% for the twelve months ended December 31, 2015 from 4.67% for the twelve months ended December 31, 2014, while the yield on total securities would have decreased 10 basis points to 2.52% for the twelve months ended December 31, 2015 from 2.62% for the twelve months ended December 31, 2014.

Excluding the $5.2 million prepayment penalty on borrowings during the twelve months ended December 31, 2014, the 12 basis point decrease in the cost of interest-bearing liabilities was primarily attributable to decreases of 32 basis points and 20 basis points in the cost of certificates of deposit and borrowed funds, respectively. The decrease in the cost of certificates of deposit and borrowed funds was primarily due to maturing issuances being replaced at lower rates. These decreases were partially offset by increases of 20 basis points and 14 basis points in the cost of savings and money market accounts, respectively, for the twelve months ended December 31, 2015 from the comparable prior year period. The cost of savings accounts increased as we increased the rate we pay on some of our savings products to attract additional deposits. The cost of money market accounts increased primarily due to our shifting Government NOW deposits to a money market product which does not require us to provide collateral, allowing us to invest these funds in higher yielding assets. Additionally, the cost of interest-bearing liabilities was negatively affected by increases of $151.8 million and $110.6 million in the average balance of higher costing certificates of deposit and borrowed funds, respectively, during the twelve months ended December 31, 2015, which was partially offset by an increase of $183.2 million in the average balance of lower costing core deposits during the twelve months ended December 31, 2015 to $2,078.1 million from $1,894.9 million for the comparable prior year period.

The benefit for loan losses for the twelve months ended December 31, 2015 was $1.0 million, a decrease of $5.1 million, or 84.1%, from a benefit of $6.0 million during the comparable prior year period. The benefit recorded during the twelve months ended December 31, 2015 was primarily due to the continued improvement in both credit conditions and, the qualitative factors used in the calculation of the allowance for loan losses. During the twelve months ended December 31, 2015, non-accrual loans decreased $9.1 million to $22.8 million from $31.9 million at December 31, 2014. During the twelve months ended December 31, 2015, net charge-offs totaled $2.6 million, or six basis points of average loans, primarily as a result of two business loans which the Bank deemed unrecoverable. The current average loan-to-value ratio for our non-performing loans collateralized by real estate was 41.4% at December 31, 2015. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. The Bank continues to maintain conservative underwriting standards. We anticipate that we will continue to see low loss content in our loan portfolio. As a result of the quarterly analysis of the allowance for loans losses, a reduction in the allowance was warranted and, as such, the Company recorded a benefit of $1.0 million for the twelve months ended December 31, 2015.

Non-interest income for the twelve months ended December 31, 2015 was $15.7 million, an increase of $5.5 million, or 53.5%, from $10.2 million for the twelve months ended December 31, 2014. The increase in non-interest income was primarily due to an increase of $6.5 million in net gains on the sale of buildings, as we sold and leased back our Brooklyn branch buildings, and increases of $0.4 million in net gains on the sale of loans and $0.3 million in other income. Additionally, non-interest income increased due to a decrease of $0.7 million in net losses from fair value adjustments. These improvements to non-interest income were partially offset by a decrease of $2.7 million in net gains on the sale of securities, primarily due to the comparable prior year period including a net gain on the sale of securities totaling $2.9 million which was comprised of net gains on the sale of securities, as part of a balance sheet deleveraging and net losses on the sale of securities from the sale of substandard trust preferred securities.

Non-interest expense was $97.9 million for the twelve months ended December 31, 2015, an increase of $11.9 million, or 13.8%, from $85.8 million for the twelve months ended December 31, 2014. The increase in non-interest expense was primarily due to increases of $4.1 million in salaries and benefits, $3.3 million in other operating expense and $2.2 million in occupancy and equipment expense. The increase in salaries and benefits was primarily due to annual salary increases, increases in staffing in the technology, risk/compliance and retail departments, as well as an increase in restricted stock expense. The increase in other operating expense was primarily due to $1.0 million in expenses related to the move of our corporate headquarters, $0.9 million in expenses related to the growth of the Company, $0.7 million in net losses on the sale of OREO and $0.5 million in additional temporary staffing and hiring fees. Other operating expense also included $0.3 million in ATM fraud losses recorded in the first quarter of 2015. The growth in occupancy and equipment expense was primarily due to increases in rent expense of $1.4 million for our new corporate headquarters and new branch at the same location and $0.6 million from additional space in Manhattan for Business Bankers and a new branch location, which opened in September 2015. Occupancy and equipment expense also included $0.2 million recorded in the first quarter of 2015 for temporary staff for additional security to guard against further ATM fraud losses. Additionally, during the twelve months ended December 31, 2015, the Company also experienced increases of $1.1 million in professional services, primarily due to increased legal and compliance costs and $0.8 million, $0.5 million and $0.3 million in depreciation and amortization expense, FDIC insurance expense and data processing expense, respectively, primarily due to the growth of the Bank. OREO/foreclosure expenses decreased $0.4 million during the twelve months ended December 31, 2015 due to such period including recoveries of legal fees and a reduction in the level of non-performing loans. The efficiency ratio increased to 58.6% for the twelve months ended December 31, 2015 from 54.4% for the twelve months ended December 31, 2014, primarily due to the increased expenses discussed above.

The provision for income taxes for the twelve months ended December 31, 2015 was $27.2 million, a decrease of $1.4 million, or 4.9%, from $28.6 million for the comparable prior year period. The decrease was primarily due to a reduction in the effective tax rate to 37.0% for the twelve months ended December 31, 2015 from 39.2% in the comparable prior year period, partially offset by an increase of $0.6 million in income before income taxes. The decrease in the effective tax rate reflects the impact of a change in New York City tax law enacted in 2015, which based on the Company’s lending mix and certain other factors, reduced our New York City tax liability.  Additionally, the decrease in the effective tax rate reflects the greater impact that preferential tax items had on the Company’s tax liability during the twelve months ended December 31, 2015 compared to the twelve months ended December 31, 2014.

Balance Sheet Summary – At December 31, 2015

Total assets at December 31, 2015 were $5,704.6 million, an increase of $627.6 million, or 12.4%, from $5,077.0 million at December 31, 2014. Total loans, net increased $581.2 million, or 15.4%, during the twelve months ended December 31, 2015 to $4,366.4 million from $3,785.3 million at December 31, 2014. Loan originations and purchases were a record $1,233.5 million for the twelve months ended December 31, 2015, an increase of $275.3 million from $958.2 million for the twelve months ended December 31, 2014. During the twelve months ended December 31, 2015, we continued to focus on the origination of multi-family residential, commercial real estate and commercial business loans with a full relationship. The loan pipeline remained strong, totaling $330.5 million at December 31, 2015 compared to $295.9 million at December 31, 2014.

The following table shows loan originations and purchases for the periods indicated. The table includes loan purchases of $62.6 million and $114.8 million for the three months ended December 31, 2015 and 2014, respectively. Loan purchases were $278.9 million and $169.9 million for the twelve months ended December 31, 2015 and 2014, respectively.

	For the three months		For the twelve months
	ended December 31,		ended December 31,
(In thousands)	2015	2014	2015	2014
Multi-family residential	$104,622	$176,216	$373,843	$420,978
Commercial real estate	157,005	79,352	452,089	179,848
One-to-four family – mixed-use property	23,390	17,704	68,295	50,070
One-to-four family – residential	6,135	3,797	40,831	24,727
Co-operative apartments	-	170	1,625	170
Construction	1,613	165	4,999	1,566
Small Business Administration	2,548	534	11,261	1,611
Taxi Medallion	-	-	-	14,431
Commercial business and other	100,279	42,885	280,518	264,765
Total	$395,592	$320,823	$1,233,461	$958,166

The average rate on mortgage loan originations and purchases was 3.60% and 3.53% for the three months ended December 31, 2015 and 2014, respectively. The average rate on non-mortgage loan originations and purchases was 3.88% and 3.57% for the three months ended December 31, 2015 and 2014, respectively. The average rate on total loan originations and purchases was 3.68% and 3.54% for the three months ended December 31, 2015 and 2014, respectively.

The Bank continues to maintain conservative underwriting standards that include, among other things, a loan-to-value ratio of 75% or less and a debt coverage ratio of at least 125%. Multi-family residential, commercial real estate and one-to-four family mixed-use property mortgage loans originated during the fourth quarter of 2015 had an average loan-to-value ratio of 50.3% and an average debt coverage ratio of 185%.

The Bank experienced improvement in its non-accrual loans during the three months ended December 31, 2015. During the three months ended December 31, 2015, net charge-offs totaled $2.1 million, primarily as a result of two business loans which the Bank deemed unrecoverable. The Bank reviews its delinquencies on a loan by loan basis working with borrowers to help them meet their obligations and return them back to current status. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank at times will develop short-term payment plans that enable certain borrowers to bring their loans current and has employees experienced in loan workouts to manage the delinquent loans.

The Bank restructures certain problem loans by either: reducing the interest rate until the next reset date, extending the amortization period thereby lowering the monthly payments, deferring a portion of the interest payment, changing the loan to interest only payments for a limited time period or by combining more than one of these options. These restructurings have not included a reduction of principal balance. The Bank believes that restructuring these loans in this manner will allow certain borrowers to become and remain current on their loans. These restructured loans are classified as troubled debt restructured (“TDR”). Loans which have been current for six consecutive months at the time they are restructured as TDR remain on accrual status. Loans which were delinquent at the time they are restructured as a TDR are placed on non-accrual status until they have made timely payments for six consecutive months. Loans that are restructured as TDR but are not performing in accordance with the restructured terms are excluded from the TDR table below, as they are placed on non-accrual status and reported as non-performing loans.

The following table shows loans classified as TDR that are performing according to their restructured terms at the periods indicated:

	December 31,	September 30,	December 31,
(In thousands)	2015	2015	2014
Accrual Status:
Multi-family residential	$2,626	$2,644	$3,034
Commercial real estate	2,371	2,349	2,373
One-to-four family - mixed-use property	2,052	2,347	2,381
One-to-four family - residential	343	346	354
Small business administration	34	37	-
Commercial business and other	2,083	2,125	2,249

Total performing troubled debt restructured	$9,509	$9,848	$10,391

During the twelve months ended December 31, 2015, one multi-family TDR loan of $0.4 million was transferred to non-performing status.

Interest income on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. Additionally, uncollected interest previously recognized on non-accrual loans is reversed from interest income at the time the loan is placed on non-accrual status. Loans in default 90 days or more, as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

The following table shows non-performing assets, at the periods indicated:

	December 31,	September 30,	December 31,
(In thousands)	2015	2015	2014
Loans 90 days or more past due
and still accruing:
Multi-family residential	$233	$516	$676
Commercial real estate	1,183	253	820
One-to-four family - mixed-use property	611	1,293	405
One-to-four family - residential	13	13	14
Construction	1,000	-	-
Commercial business and other	220	222	386
Total	3,260	2,297	2,301

Non-accrual loans:
Multi-family residential	3,561	4,686	6,878
Commercial real estate	2,398	2,407	5,689
One-to-four family - mixed-use property	5,952	5,446	6,936
One-to-four family - residential	10,120	10,441	11,244
Small business administration	218	234	-
Commercial business and other	568	3,089	1,143
Total	22,817	26,303	31,890

Total non-performing loans	26,077	28,600	34,191

Other non-performing assets:
Real estate acquired through foreclosure	4,932	4,855	6,326
Total	4,932	4,855	6,326

Total non-performing assets	$31,009	$33,455	$40,517

Included in loans over 90 days past due and still accruing were 10 loans totaling $3.3 million, nine loans totaling $2.3 million and 10 loans totaling $2.3 million at December 31, 2015, September 30, 2015 and December 31, 2014, respectively. These loans are all past their respective maturity dates and are still remitting payments. The Bank is actively working with these borrowers to extend the loans maturity or repay these loans.

Included in non-performing loans was one loan totaling $0.4 million at December 31, 2015 and September 30, 2015 which was restructured as TDR and not performing in accordance with its restructured terms, compared to two loans totaling $2.4 million at December 31, 2014.

The Bank’s non-performing assets totaled $31.0 million at December 31, 2015, a decrease of $2.4 million from $33.5 million at September 30, 2015, and a decrease of $9.5 million from $40.5 million at December 31, 2014.

Total non-performing assets as a percentage of total assets were 0.54% at December 31, 2015, compared to 0.61% at September 30, 2015 and 0.80% at December 31, 2014. The ratio of allowance for loan losses to total non-performing loans was 82.6% at December 31, 2015, compared to 80.3% at September 30, 2015 and 73.4% at December 31, 2014.

During the three months ended December 31, 2015, 15 loans totaling $2.1 million were added to non-accrual loans, two loans totaling $0.4 million were returned to performing status, seven loans totaling $2.1 million were paid in full, two loans totaling $2.3 million were charged off, one loan totaling $0.3 million was sold, and one loan totaling $0.1 million was transferred to other real estate owned.

Performing loans delinquent 60 to 89 days were $2.4 million at December 31, 2015, a decrease of $0.8 million from $3.2 million at September 30, 2015 and $5.5 million from $7.9 million at December 31, 2014. Performing loans delinquent 30 to 59 days were $25.2 million at December 31, 2015, an increase of $2.1 million from $23.1 million at September 30, 2015 and $0.1 million from $25.1 million at December 31, 2014.

The following table shows net loan charge-offs (recoveries) for the periods indicated:

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(In thousands)	2015	2014	2015	2014
Multi-family residential	$(35)	$69	$205	$1,011
Commercial real estate	-	18	(136)	(156)
One-to-four family – mixed-use property	18	(159)	516	(185)
One-to-four family – residential	97	6	(33)	(166)
Co-operative apartments	-	-	-	(7)
Small Business Administration	17	(16)	(6)	(43)
Commercial business and other	2,005	138	2,059	205
Total net loan charge-offs (recoveries)	$2,102	$56	$2,605	$659

The Bank considers a loan impaired when, based upon current information, we believe it is probable that we will be unable to collect all amounts due, both principal and interest, according to the original contractual terms of the loan. All non-accrual loans are considered impaired. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan’s effective interest rate or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The property value of impaired mortgage loans is internally reviewed on a quarterly basis using multiple valuation approaches in evaluating the underlying collateral. These include obtaining a third party appraisal, or for internally reviewed loans an income approach or a sales approach. When obtained, third party appraisals are used. The income approach is used for income producing properties, and uses current revenues less operating expenses to determine the net cash flow of the property. Once the net cash flow is determined, the value of the property is calculated using an appropriate capitalization rate for the property. The sales approach uses comparable sales prices in the market. In the absence of a third party appraisal, greater reliance is placed on the income approach to value the collateral. The loan balance of impaired mortgage loans is then compared to the property’s updated fair value. We consider fair value to be 85% of the market value of the real estate securing the loan. The loan balance which exceeds fair value is generally charged-off against the allowance for loan losses.

During the twelve months ended December 31, 2015, the Bank sold 12 non-performing loans for proceeds totaling $4.2 million, realizing a gain on sale of $0.1 million and net recoveries at the time of sale totaling $0.1 million. Additionally, during the twelve months ended December 31, 2015, the Bank sold 11 performing loans at carrying value for total proceeds of $4.8 million and six performing loans for proceeds totaling $4.2 million, realizing a gain on sale of $0.3 million.

During the twelve months ended December 31, 2015, mortgage-backed securities decreased $36.2 million, or 5.1%, to $668.7 million from $704.9 million at December 31, 2014. The decrease in mortgage-backed securities during the twelve months ended December 31, 2015 was primarily due to sales of $103.1 million, principal repayments of $97.2 million, and a decrease of $2.5 million in the fair value of mortgage-backed securities, which were partially offset by purchases of $169.4 million at an average yield of 2.61%.

During the twelve months ended December 31, 2015, other securities, including securities held-to-maturity, increased $62.5 million, or 23.3%, to $330.8 million from $268.4 million at December 31, 2014. The increase in other securities during the twelve months ended December 31, 2015 was primarily due to purchases of $149.3 million at an average yield of 3.20%, which was partially offset by sales, maturities, principal repayments and a decrease in the fair value of other securities totaling $59.9 million, $12.4 million, $8.0 million, and $4.3 million, respectively. Other securities primarily consist of securities issued by mutual or bond funds that invest in government and government agency securities, municipal bonds, collateralized loan obligations and corporate bonds.

Total liabilities were $5,231.6 million at December 31, 2015, an increase of $610.8 million, or 13.2%, from $4,620.8 million at December 31, 2014. During the twelve months ended December 31, 2015, due to depositors increased $382.8 million, or 11.0%, to $3,855.7 million, due to increases of $285.3 million in core deposits and $97.5 million in certificates of deposit. The increase in core deposits was due to increases of $182.2 million, $89.6 million and $13.6 million in money market, NOW, and demand accounts, respectively, partially offset by a decrease of $0.2 million in savings accounts. Borrowed funds increased $215.2 million during the twelve months ended December 31, 2015. The increase in borrowed funds was primarily due to the addition of $310.0 million in long-term borrowings at an average cost of 1.38% and a net increase in short-term borrowings totaling $30.0 million at an average cost of 0.37%, partially offset by the maturity of $125.6 million in long-term borrowings at an average cost of 1.02%.

Total stockholders’ equity increased $16.8 million, or 3.7%, to $473.1 million at December 31, 2015 from $456.2 million at December 31, 2014. Stockholders’ equity increased primarily due to net income of $46.2 million and an increase in additional paid in capital of $4.2 million from the vesting and exercising of shares of employee and director stock plans. These increases were partially offset by the purchase of 735,599 treasury shares, at an average price of $19.51 per share, for a total cost of $14.4 million, the declaration and payment of dividends on the Company’s common stock of $0.64 per common share totaling $18.6 million and a decrease of $2.7 million in accumulated other comprehensive income primarily due to a decrease in the fair value of the securities portfolio for the twelve months ended December 31, 2015. Book value per common share was $16.41 at December 31, 2015 compared to $15.52 at December 31, 2014. Tangible book value per common share, a non-GAAP measure, was $15.86 at December 31, 2015 compared to $14.98 at December 31, 2014.

During the quarter ended December 31, 2015, the Company did not repurchase any shares of the Company’s common stock. At December 31, 2015, 899,600 shares may still be repurchased under the currently authorized stock repurchase program. Stock will be purchased under the current stock repurchase program from time to time, in the open market or through private transactions, subject to market conditions. There is no expiration or maximum dollar amount under this authorization.

Reconciliation of GAAP Earnings and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by subtracting, net of tax, the net gain on the sale of buildings and by adding back or subtracting, net of tax, the net loss or gain on the sale of securities, the net loss or gain recorded from fair value adjustments and prepayment penalties incurred on borrowings.

	Three Months Ended			Twelve Months Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2015	2014	2015	2015	2014
	(dollars in thousands, except per share data)

GAAP income before income taxes	$17,073	$18,045	$17,669	$73,376	$72,812

Net loss from fair value adjustments	920	1,048	1,094	1,841	2,568
Net (gain) loss on sale of securities	-	2,341	(103)	(167)	(2,875)
Penalty from prepayment of borrowings	-	-	-	-	5,187
Net gain on sale of buildings	-	-	-	(6,537)	-

Core income before taxes	17,993	21,434	18,660	68,513	77,692

Provision for income taxes for core income	5,820	8,442	7,087	25,067	30,667

Core net income	$12,173	$12,992	$11,573	$43,446	$47,025

GAAP diluted earnings per common share	$0.40	$0.38	$0.38	$1.59	$1.48

Net loss from fair value adjustments, net of tax	0.02	0.02	0.02	0.03	0.05
Net (gain) loss on sale of securities, net of tax	-	0.05	-	-	(0.06)
Penalty from prepayment of borrowings, net of tax	-	-	-	-	0.10
Net gain on sale of buildings, net of tax	-	-	-	(0.13)	-

Core diluted earnings per common share*	$0.42	$0.44	$0.40	$1.49	$1.58

Core net income, as calculated above	$12,173	$12,992	$11,573	$43,446	$47,025
Average assets	5,569,011	4,921,005	5,427,619	5,361,144	4,838,412
Average equity	470,765	454,254	464,180	465,194	450,397
Core return on average assets**	0.87%	1.06%	0.85%	0.81%	0.97%
Core return on average equity**	10.34%	11.44%	9.97%	9.34%	10.44%

* Core diluted earnings per common share may not foot due to rounding.
**Ratios for the three months ended December 31, 2015, and 2014 and for the three months ended September 30, 2015 are calculated on an annualized basis.

About Flushing Financial Corporation

Flushing Financial Corporation is the holding company for Flushing Bank, a New York State-chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 19 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s website at http://www.flushingbank.com.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)
(Unaudited)

	December 31,	December 31,
	2015	2014
ASSETS
Cash and due from banks	$42,363	$34,265
Securities held-to-maturity:
Other securities	6,180	-
Securities available for sale:
Mortgage-backed securities	668,740	704,933
Other securities	324,657	268,377
Loans:
Multi-family residential	2,055,228	1,923,460
Commercial real estate	1,001,236	621,569
One-to-four family ― mixed-use property	573,043	573,779
One-to-four family ― residential	187,838	187,572
Co-operative apartments	8,285	9,835
Construction	7,284	5,286
Small Business Administration	12,194	7,134
Taxi medallion	20,881	22,519
Commercial business and other	506,622	447,500
Net unamortized premiums and unearned loan fees	15,368	11,719
Allowance for loan losses	(21,535)	(25,096)
Net loans	4,366,444	3,785,277
Interest and dividends receivable	18,937	17,251
Bank premises and equipment, net	25,622	21,868
Federal Home Loan Bank of New York stock	56,066	46,924
Bank owned life insurance	115,536	112,656
Goodwill	16,127	16,127
Other assets	63,962	69,335
Total assets	$5,704,634	$5,077,013

LIABILITIES
Due to depositors:
Non-interest bearing	$269,469	$255,834
Interest-bearing:
Certificate of deposit accounts	1,403,302	1,305,823
Savings accounts	261,748	261,942
Money market accounts	472,489	290,263
NOW accounts	1,448,695	1,359,057
Total interest-bearing deposits	3,586,234	3,217,085
Mortgagors' escrow deposits	36,844	35,679
Borrowed funds	1,271,676	1,056,492
Other liabilities	67,344	55,676
Total liabilities	5,231,567	4,620,766

STOCKHOLDERS' EQUITY
Preferred stock (5,000,000 shares authorized; none issued)	-	-
Common stock ($0.01 par value; 100,000,000 shares authorized; 31,530,595 shares issued at December 31, 2015 and December 31, 2014; 28,830,558
shares and 29,403,823 shares outstanding at December 31, 2015 and
December 31, 2014, respectively)	315	315
Additional paid-in capital	210,652	206,437
Treasury stock (2,700,037 shares and 2,126,772 shares at December 31, 2015
and December 31, 2014, respectively)	(48,868)	(37,221)
Retained earnings	316,530	289,623
Accumulated other comprehensive loss, net of taxes	(5,562)	(2,907)
Total stockholders' equity	473,067	456,247

Total liabilities and stockholders' equity	$5,704,634	$5,077,013

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	For the three months		For the twelve months
	ended December 31,		ended December 31,
	2015	2014	2015	2014

Interest and dividend income
Interest and fees on loans	$45,859	$43,050	$178,720	$170,327
Interest and dividends on securities:
Interest	6,461	5,918	24,827	25,969
Dividends	118	179	473	753
Other interest income	30	24	126	79
Total interest and dividend income	52,468	49,171	204,146	197,128

Interest expense
Deposits	7,740	7,320	30,336	30,044
Other interest expense	5,312	4,737	19,390	24,697
Total interest expense	13,052	12,057	49,726	54,741

Net interest income	39,416	37,114	154,420	142,387
Provision (benefit) for loan losses	664	(3,192)	(956)	(6,021)
Net interest income after provision (benefit) for loan losses	38,752	40,306	155,376	148,408

Non-interest income
Banking services fee income	1,245	1,070	3,805	3,394
Net gain (loss) on sale of securities	-	(2,341)	167	2,875
Net gain on sale of loans	67	67	422	67
Net gain on sale of buildings	-	-	6,537	-
Net loss from fair value adjustments	(920)	(1,048)	(1,841)	(2,568)
Federal Home Loan Bank of New York stock dividends	514	454	1,969	1,898
Bank owned life insurance	723	757	2,880	3,050
Other income	516	465	1,780	1,527
Total non-interest income (loss)	2,145	(576)	15,719	10,243

Non-interest expense
Salaries and employee benefits	12,622	12,312	53,093	48,998
Occupancy and equipment	2,415	2,037	10,206	7,998
Professional services	2,038	1,644	7,074	5,982
FDIC deposit insurance	859	566	3,236	2,707
Data processing	1,046	1,063	4,471	4,194
Depreciation and amortization	1,051	691	3,579	2,813
Other real estate owned/foreclosure expense	225	431	942	1,338
Other operating expenses	3,568	2,941	15,118	11,809
Total non-interest expense	23,824	21,685	97,719	85,839

Income before income taxes	17,073	18,045	73,376	72,812

Provision for income taxes
Federal	5,061	5,401	21,843	20,912
State and local	378	1,587	5,324	7,661
Total taxes	5,439	6,988	27,167	28,573

Net income	$11,634	$11,057	$46,209	$44,239

Basic earnings per common share	$0.40	$0.38	$1.59	$1.49
Diluted earnings per common share	$0.40	$0.38	$1.59	$1.48
Dividends per common share	$0.16	$0.15	$0.64	$0.60

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)
(Unaudited)

	At or for the three months				At or for the twelve months
	ended December 31,				ended December 31,
	2015		2014		2015		2014
Per Share Data
Basic earnings per share	$0.40		$0.38		$1.59		$1.49
Diluted earnings per share	$0.40		$0.38		$1.59		$1.48
Average number of shares outstanding for:
Basic earnings per common share computation	28,862,319		29,343,027		29,106,112		29,787,842
Diluted earnings per common share computation	28,878,829		29,365,970		29,126,108		29,816,511
Book value per common share (1)	$16.41		$15.52		$16.41		$15.52
Tangible book value per common share (2)	$15.86		$14.98		$15.86		$14.98

Average Balances
Total loans, net	$4,230,033		$3,640,793		$4,033,478		$3,521,907
Total interest-earning assets	5,284,978		4,660,869		5,084,179		4,583,671
Total assets	5,569,011		4,921,005		5,361,144		4,838,412
Total due to depositors	3,507,037		3,127,009		3,429,714		3,094,743
Total interest-bearing liabilities	4,765,134		4,183,056		4,586,446		4,136,409
Stockholders' equity	470,765		454,254		465,194		450,397
Performance Ratios (3)
Return on average assets	0.84%		0.90%		0.86%		0.91%
Return on average equity	9.89		9.74		9.93		9.82
Yield on average interest-earning assets	3.97		4.22		4.02		4.30
Cost of average interest-bearing liabilities	1.10		1.15		1.08		1.32
Interest rate spread during period	2.87		3.07		2.94		2.98
Net interest margin	2.98		3.19		3.04		3.11
Core cost of average interest-bearing liabilities (4)	1.10		1.15		1.08		1.20
Core interest rate spread during period (4)	2.87		3.07		2.94		3.10
Core net interest margin (4)	2.98		3.19		3.04		3.22
Non-interest expense to average assets	1.71		1.76		1.82		1.77
Efficiency ratio (5)	56.00		54.07		58.57		54.40
Average interest-earning assets to average
interest-bearing liabilities	1.11	X	1.11	X	1.11	X	1.11	X

(1) Calculated by dividing common stockholders’ equity of $473.1 million and $456.2 million at December 31, 2015 and 2014, respectively, by 28,830,558 and 29,403,823 shares outstanding at December 31, 2015 and 2014, respectively.

(2) Calculated by dividing tangible common stockholders’ equity, a non-GAAP measure, of $457.3 million and $440.5 million at December 31, 2015 and 2014, respectively, by 28,830,558 and 29,403,823 shares outstanding at December 31, 2015 and 2014, respectively. Tangible common stockholders’ equity is total stockholders’ equity less intangible assets (goodwill, net of deferred taxes).

(3) Ratios for the three months ended December 31, 2015 and 2014 are presented on an annualized basis.

(4) These Core measures are non-GAAP and exclude the prepayment penalty on borrowings of $5.2 million recorded during the twelve months ended December 31, 2014.  There was no prepayment penalty on borrowings for the three months ended December 31, 2015 and 2014 and the twelve months ended December 31, 2015.

(5) Efficiency ratio, a non-GAAP measure, was calculated by dividing non-interest expense (excluding OREO expense and the net gain/loss from the sale of OREO) by the total of net interest income and non-interest income (excluding net gains and losses from fair value adjustments, sale of buildings and sale of securities).

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	At or for the year	At or for the year
	ended	ended
	December 31, 2015	December 31, 2014

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Financial Corporation):
Tier 1 leverage capital (well capitalized = 5%)	8.84%	9.62%
Common equity Tier 1 risk-based capital (well capitalized = 6.5%)	11.83	n/a
Tier 1 risk-based capital (well capitalized = 8.0%)	12.55	13.87
Total risk-based capital (well capitalized = 10.0%)	13.10	14.61

Regulatory capital ratios (for Flushing Bank only):
Tier 1 leverage capital (well capitalized = 5%)	8.89%	9.63%
Common equity Tier 1 risk-based capital (well capitalized = 6.5%)	12.62	n/a
Tier 1 risk-based capital (well capitalized = 8.0%)	12.62	13.87
Total risk-based capital (well capitalized = 10.0%)	13.17	14.60

Capital ratios:
Average equity to average assets	8.68%	9.31%
Equity to total assets	8.29	8.99
Tangible common equity to tangible assets	8.04	8.70

Asset quality:
Non-accrual loans (excludes performing non-accrual TDR)	$22,817	$31,890
Non-performing loans	26,077	34,191
Non-performing assets	31,009	40,517
Net charge-offs	2,605	659

Asset quality ratios:
Non-performing loans to gross loans	0.60%	0.90%
Non-performing assets to total assets	0.54	0.80
Allowance for loan losses to gross loans	0.49	0.66
Allowance for loan losses to non-performing assets	69.45	61.94
Allowance for loan losses to non-performing loans	82.58	73.40

Full-service customer facilities	19	17

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the three months ended December 31,
	2015				2014
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$3,697,169	$41,184	4.46%		$3,166,172	$38,964	4.92%
Other loans, net (1)	532,864	4,675	3.51		474,621	4,086	3.44
Total loans, net	4,230,033	45,859	4.34		3,640,793	43,050	4.73
Mortgage-backed securities	674,103	4,281	2.54		694,403	4,401	2.54
Other securities	327,282	2,298	2.81		278,998	1,696	2.43
Total securities	1,001,385	6,579	2.63		973,401	6,097	2.51
Interest-earning deposits and
federal funds sold	53,560	30	0.22		46,675	24	0.21
Total interest-earning assets	5,284,978	52,468	3.97		4,660,869	49,171	4.22
Other assets	284,033				260,136
Total assets	$5,569,011				$4,921,005

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$262,103	299	0.46		$257,124	239	0.37
NOW accounts	1,405,933	1,746	0.50		1,306,139	1,484	0.45
Money market accounts	463,551	536	0.46		288,262	226	0.31
Certificate of deposit accounts	1,375,450	5,134	1.49		1,275,484	5,332	1.67
Total due to depositors	3,507,037	7,715	0.88		3,127,009	7,281	0.93
Mortgagors' escrow accounts	54,121	25	0.18		49,488	39	0.32
Total deposits	3,561,158	7,740	0.87		3,176,497	7,320	0.92
Borrowed funds	1,203,976	5,312	1.76		1,006,559	4,737	1.88
Total interest-bearing liabilities	4,765,134	13,052	1.10		4,183,056	12,057	1.15
Non interest-bearing deposits	270,651				238,777
Other liabilities	62,461				44,918
Total liabilities	5,098,246				4,466,751
Equity	470,765				454,254
Total liabilities and equity	$5,569,011				$4,921,005

Net interest income /
net interest rate spread		$39,416	2.87%			$37,114	3.07%

Net interest-earning assets /
net interest margin	$519,844		2.98%		$477,813		3.19%

Ratio of interest-earning assets to
interest-bearing liabilities			1.11	X			1.11	X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $1.1 million and $1.5 million for the three months ended December 31, 2015 and 2014, respectively.

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the twelve months ended December 31,
	2015				2014
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$3,524,331	$161,115	4.57%		$3,075,055	154,316	5.02%
Other loans, net (1)	509,147	17,605	3.46		446,852	16,011	3.58
Total loans, net	4,033,478	178,720	4.43		3,521,907	170,327	4.84
Mortgage-backed securities	693,893	17,309	2.49		740,190	19,872	2.68
Other securities	298,411	7,991	2.68		279,804	6,850	2.45
Total securities	992,304	25,300	2.55		1,019,994	26,722	2.62
Interest-earning deposits and
federal funds sold	58,397	126	0.22		41,770	79	0.19
Total interest-earning assets	5,084,179	204,146	4.02		4,583,671	197,128	4.30
Other assets	276,965				254,741
Total assets	$5,361,144				$4,838,412

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$264,891	1,151	0.43		$258,243	597	0.23
NOW accounts	1,432,609	6,593	0.46		1,390,899	6,227	0.45
Money market accounts	380,595	1,551	0.41		245,752	667	0.27
Certificate of deposit accounts	1,351,619	20,943	1.55		1,199,849	22,420	1.87
Total due to depositors	3,429,714	30,238	0.88		3,094,743	29,911	0.97
Mortgagors' escrow accounts	52,364	98	0.19		47,876	133	0.28
Total deposits	3,482,078	30,336	0.87		3,142,619	30,044	0.96
Borrowed funds	1,104,368	19,390	1.76		993,790	24,697	2.49
Total interest-bearing liabilities	4,586,446	49,726	1.08		4,136,409	54,741	1.32
Non interest-bearing deposits	250,488				211,389
Other liabilities	59,016				40,217
Total liabilities	4,895,950				4,388,015
Equity	465,194				450,397
Total liabilities and equity	$5,361,144				$4,838,412

Net interest income /
net interest rate spread		$154,420	2.94%			$142,387	2.98%

Net interest-earning assets /
net interest margin	$497,733		3.04%		$447,262		3.11%

Ratio of interest-earning assets to
interest-bearing liabilities			1.11	X			1.11	X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $4.2 million and $5.0 million for the twelve months ended December 31, 2015 and 2014, respectively.

David Fry
Senior Executive Vice President, Treasurer and Chief Financial Officer
Flushing Financial Corporation
(718) 961-5400